Exhibit 4.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the "Agreement"), dated as of April 19, 2007, by and among Mohen, Inc. d/b/a Spiral Frog, a Delaware corporation (the "Company"), and the investors listed on the Schedule of Buyers attached hereto (individually, a "Buyer" and collectively, the "Buyers").

WHEREAS:

A. On dates beginning on March 13, 2007, certain buyers of the Company’s securities executed written purchase agreements for the purchase thereof and now such buyers wish to amend and restate such agreements.

B. The Company and each Buyer is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the 1933 Act.

C. The Company has authorized a series of senior secured exchangeable notes of the Company, which notes shall be exchangeable into the Company's Class A Common Stock, par value $0.001 per share (the "Common Stock"), in accordance with the terms of the Notes (as defined below).

D. Each Buyer wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement that aggregate principal amount of the Notes, in substantially the form attached hereto as Exhibit A (the "Notes"), set forth opposite such Buyer's name in column (3) on the Schedule of Buyers attached hereto (which aggregate amount for all Buyers shall be $5,000,000 (as exchangeable into Common Stock pursuant to the terms of the Notes, collectively, the “Exchange Shares”).

E. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attach hereto as Exhibit B (the “Registration Rights Agreement”) pursuant to which the Company has agreed to provide certain registration rights with respect to the Exchange Shares under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

F. The Notes and the Exchange Shares collectively are referred to herein as the "Securities".

G. The Notes will rank senior to all future indebtedness of the Company, subject to Permitted Senior Indebtedness (as defined in the Notes) and will be secured by a perfected security interest in all of the assets of the Company and each of the Company’s subsidiaries, as evidenced by the security agreement attached hereto as Exhibit C (the "Security Agreement" and, together with the Pledge Agreement attached hereto as Exhibit D, and any ancillary documents related thereto, collectively the "Security Documents").

H. To facilitate the Closing (as defined herein), each Buyer shall deposit into escrow its respective Purchase Price (as defined herein) with Gottbetter & Partners, LLP (the “Escrow Agent”) pursuant to an Escrow Agreement, among the parties hereto.

NOW, THEREFORE, the Company and each Buyer hereby agree as follows: 1. PURCHASE AND SALE OF NOTES.

(a) Purchase of Notes.

(b) Subject to the terms of this Agreement and the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to each Buyer, and each Buyer severally, but not jointly, shall purchase from the Company, on the Closing Date (as defined below), a principal amount of Notes as is set forth opposite such Buyer's name in column (3) on the Schedule of Buyers (the "Closing").

(i) Closing. The Closing shall take place at 10:00 a.m., New York City time, at the offices of Gottbetter & Partners, LLP, 488 Madison Avenue, New York, NY 10022, or at such other place or time as mutually agreed to by the parties, which shall be no later than the second business day after the satisfaction (or waiver) of the last to be satisfied (or waived) of the conditions to the Closing set forth in Sections 6 and 7 below (other than conditions that by their terms are to be satisfied on the Closing Date). The date on which the Closing actually takes place is referred to as the "Closing Date."

(ii) Purchase Price. The aggregate purchase price for the Notes to be purchased by each Buyer at the Closing or a Subsequent Closing (as defined below), as the case may be, (the "Purchase Price"), shall be the amount set forth opposite such Buyer's name in column (3) of the Schedule of Buyers.

(c) Form of Payment. On the Closing Date, (i) upon receipt of the Joint Written Directions (as defined in the Escrow Agreement), the Escrow Agent shall deliver each Buyer’s Purchase Price to the Company or designated third parties for the Notes to be issued and sold to such Buyer at the Closing by wire transfer of immediately available funds in accordance with such Joint Written Directions, and (ii) the Company shall deliver to each Buyer the Notes (in the principal amounts as such Buyer shall have requested prior to the Closing) which such Buyer is then purchasing, in each case duly executed on behalf of the Company and registered in the name of such Buyer or its permitted designee.

(d) Subsequent Closing. Subject to the terms and conditions of this Agreement, after the Closing and at any time on or prior to thirty (30) days following the Closing, at a subsequent closing (a “Subsequent Closing”), the Company may issue and sell to one or more individuals and entities approved by the Company’s Board of Directors (each an “Additional Buyer” and collectively, the “Additional Buyers”) an aggregate principal amount of Notes up to an aggregate of $5,000,000, including all previously issued Notes, at the Purchase Price. All Buyers at previous closings shall be given the option to rescinding their purchase of Notes and have their money returned by the Company or to have their Notes and other purchase documents amended to the terms set forth herein and in the Transaction Document contemplated hereby. At a Subsequent Closing the representations and warranties of the Company set forth in Section 3 hereof shall speak as of the date of the Subsequent Closing (subject to any updates to the Disclosure Schedules as may be made by the Company), and the representations and warranties of the Additional Buyers shall speak as of the date of the respective Subsequent Closing. At a Subsequent Closing, (i) each Additional Buyer and the Company shall execute a counterpart signature page hereto and to the relevant Transaction Documents, (ii) the Company shall cause the Schedule of Buyers hereto to be updated to reflect the purchases made by the Additional Buyers, (iii) each Additional Buyer shall become a “Buyer” hereunder and the Notes purchased by such Additional Buyer shall be deemed “Notes”, for purposes of this Agreement and the other Transaction Documents, and (iv) subject to the terms and conditions hereof, the Company will deliver to each of the Additional Buyers purchasing Notes at a Subsequent Closing the applicable Notes registered in the name of such Additional Buyer, against payment to the Company of the Purchase Price therefor in cash by wire transfer, check or other method acceptable to the Company.

2.BUYER'S REPRESENTATIONS AND WARRANTIES.

As a material inducement to the Company to enter into this Agreement and sell the Notes hereunder, each Buyer represents and warrants to the Company with respect to only itself as of the date hereof that:

(a) No Public Sale or Distribution. Such Buyer is acquiring the Notes for its own account and with the present intention of holding such securities for the purposes of investment, and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempt from registration under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption from registration under the 1933 Act. Such Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(b) Accredited Investor Status. Such Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the 1933 Act. Such Buyer is not a registered broker-dealer under Section 15 of the 1934 Act (as defined herein) or an entity engaged in the business of being a broker-dealer and is acquiring the Securities hereunder in the ordinary course of its business.

(c) Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

(d) Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained herein. Such Buyer understands that its investment in the Securities involves a high degree of risk. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(e) No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(f) Transfer or Resale. Such Buyer understands that, except as provided for in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred (1) pursuant to an exemption from such registration, or (2) pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended (or any successor rule thereto); (ii) any sale of the Securities made in reliance on Rule 144 or Rule 144A may be made only in accordance with the terms of Rule 144 or Rule 144A, respectively, and further, if neither Rule 144 nor Rule 144A is applicable, any resale of the Securities under circumstances in which the seller (or the Person (as defined in Section 3(o) below) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. The Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Buyer effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document (as defined in Section 3(b)), including, without limitation, this Section 2(f).

(g) Legends. Such Buyer understands that the certificates or other instruments representing the Notes and the stock certificates representing the Exchange Shares, except as set forth below, shall bear any legend as required by federal law and the "blue sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXCHANGEABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (II) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by federal or state securities laws, (i) such Securities are transferred through a registered resale under the 1933 Act, or (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that (A) such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act, or (B) that the Securities can be sold, assigned or transferred pursuant to Rule 144.

(h) Authorization; Enforcement; Validity. Such Buyer has the requisite power and authority to enter into and perform its obligations under this Agreement and each of the other Transaction Documents (as defined below) to which it is a party. This Agreement and each of the other Transaction Documents (as defined below) to which Buyer is a party has been duly and validly authorized, executed and delivered on behalf of such Buyer, and constitute the legal, valid and binding obligations of such Buyer enforceable against such Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

(i) No Conflicts. The execution, delivery and performance by such Buyer of this Agreement and the other Transaction Documents to which such Buyer is a party and the consummation by such Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Buyer or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to perform its obligations hereunder.

(j) Residency. Such Buyer is a resident of that jurisdiction specified below its address on the Schedule of Buyers.

(k) Independent Investment Decision. Such Buyer has independently evaluated the merits of its decision to purchase the Securities pursuant to the Transaction Documents, and such Buyer confirms that it has not relied on the advice of any other Buyers’ business and/or legal counsel in making such decision.

(l) [Reserved]

(m) General Solicitation. Such Buyer is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar.

(n) Organization; Authority. Such Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership or other entity power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it shall be a party and otherwise to carry out its obligations thereunder.

3.REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

As a material inducement to each Buyer to enter into this Agreement and purchase the Notes hereunder, the Company represents and warrants to each of the Buyers as of the date hereof that, except as set forth in the Disclosure Schedule attached hereto (the "Disclosure Schedule"):

(a) Organization and Qualification. The Company is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction in which it is formed, and has the requisite power and authority to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Company, or on the transactions contemplated hereby and by the other Transaction Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined below). The Company has no subsidiaries.

(b) Authorization; Enforcement; Validity. Except as set forth in Schedule 3(b), the Company has the requisite power and authority to enter into and perform its obligations under this Agreement, the Notes, the Security Documents, the Irrevocable Transfer Agent Instructions (in the form of Exhibit E annexed hereto), and each of the other agreements entered into by the Company in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents") and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the issuance of the Notes has been, and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Notes, the reservation for issuance and the issuance of the Exchange Shares issuable upon exchange of the Notes and the granting of a security interest in the Collateral (as defined in the Security Documents), will be prior to Closing, duly authorized by the Company's Board of Directors and (other than (i) the filing of appropriate UCC financing statements with the appropriate states and other authorities pursuant to the Security Agreement, and (ii) the filing of a Form D under Regulation D of the 1933 Act) no further filing, consent, or authorization is required by the Company, its Board of Directors or its stockholders. This Agreement and each of the other Transaction Documents of even date herewith has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

(c) Issuance of Securities. The Notes are duly authorized and are free from all taxes, liens and charges with respect to the issue thereof. A number of shares of Common Stock has been duly authorized and reserved for issuance which equals 200% of the maximum number of shares Common Stock issuable upon exchange of the Notes. Upon exchange in accordance with the Notes, the Exchange Shares will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Assuming the truth and accuracy of the Buyers’ representations and warranties in this Agreement, the offer to the Buyers and issuance by the Company of the Securities is exempt from registration under the 1933 Act.

(d) No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Notes, the granting of a security interest in the Collateral and, reservation for issuance and issuance of the Exchange Shares) will not (i) result in a violation of its Certificate of Incorporation, any capital stock or bylaws of the Company (provided that it will not be a breach of this subsection until a judgment against the Company is obtained) or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) assuming the truth and accuracy of the Buyers’ representations and warranties in this Agreement, result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws applicable to the Company or by which any property or asset of the Company is bound or affected) except, in the cases of clause (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Consents. The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement or the other Transaction Documents, in each case in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date, and the Company is unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.

(f) Acknowledgment Regarding Buyer's Purchase of Securities. The Company acknowledges and agrees that each Buyer is acting solely in the capacity of an arm's length purchaser with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and that no Buyer is (i) an officer or director of the Company, (ii) to the knowledge of the Company, an "affiliate" of the Company (as defined in Rule 144, an "Affiliate") or (iii) to the knowledge of the Company, a "beneficial owner" of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act")). The Company further acknowledges that no Buyer is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Buyer or any of its representatives or agents in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Buyer's purchase of the Securities. The Company further represents to each Buyer that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

(g) No General Solicitation. None of the Company, its Affiliates, nor, to the Company’s knowledge, any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, consultancy fees or brokers’ commissions (other than for persons engaged by any Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any such claim (including any claim from the Consultant (as defined below)). The Company acknowledges that it has engaged a consultant as set out in Schedule 3(g) (the “Consultant”) in connection with the sale of the Securities. Other than the Consultant, the Company has not engaged any placement agent, consultant or other agent in connection with the sale of the Securities.

(h) No Integrated Offering. None of the Company, its respective Affiliates nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security, or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. None of the Company, its Affiliates or any Person acting on its or their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings in a manner that would require such registration.

(i) Dilutive Effect. The Company understands and acknowledges that the number of Exchange Shares issuable upon exchange of the Notes will increase in certain circumstances. The Company further acknowledges that its obligation to issue Exchange Shares upon exchange of the Notes in accordance with this Agreement and the Notes in accordance with this Agreement, is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

(j) Financial Statements. Except as disclosed in Schedule 3(j), the financial statements of the Company annexed hereto as Schedule 3(j), were prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The Company does not have any material liability other than as set forth in the financial statements, incurred in the ordinary course of business, or as set forth on Schedule 3(j).

(k) Conduct of Business; Regulatory Permits. Except as set forth in Schedule 3(k), the Company (i) is not in violation of any term of or in default under its Articles of Incorporation or Bylaws or (ii) is not in violation of any judgment, decree or order or any law, statute, ordinance, rule or regulation applicable to the Company. The Company possesses all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct its business, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and the Company has not received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(l) Foreign Corrupt Practices. None of the Company, nor, to the knowledge of the Company, any director, officer, agent, or employee, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds of the Company; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(m) Transactions With Affiliates. Other than the transactions disclosed on Schedule 3(m), none of the officers, directors or employees of the Company is presently a party to any transaction with the Company (other than for ordinary course services as employees, officers or directors), including any contract, agreement, loans or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, including obligations to pay back pay, salaries, bonuses, etc. or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

(n) Equity Capitalization. As of immediately prior to Closing, the authorized capital stock of the Company consists of (i) 48 million shares of Common Stock, of which as of the date hereof, 8,417,200 shares are issued and outstanding, and (ii) 36 million shares of Preferred Stock, of which as of the date hereof (A) 12 million are classified as Series A Preferred Stock, of which as of the date hereof, 9,440,200 are issued and outstanding and (B) 24 million are classified as Series B Preferred Stock, of which as of the date hereof 10,414,653.9423 are issued and outstanding. All currently issued and outstanding shares of Common Stock have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed herein or as disclosed in Schedule 3(n): (i) none of the Company's capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company; (iii) there are no outstanding debt securities, notes, credit or loan agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness (as defined below) of the Company or by which the Company is bound or may be affected; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company; (v) there are no agreements or arrangements under which the Company is obligated to register the sale of any of their securities under the 1933 Act; (vi) there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to purchase, repurchase, retire or redeem a security of the Company; (vii) there are no securities or instruments containing anti-dilution or similar provisions or reset provisions that will be triggered by the issuance of the Securities; and (viii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement. The Company has furnished to the Buyer true, correct and complete copies of the Company's Articles of Incorporation, as amended and as in effect on the date hereof (the "Articles of Incorporation"), and the Company's Bylaws, as amended and as in effect on the date hereof (the "Bylaws"), and the terms of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock and the material rights of the holders thereof.

(o) Indebtedness and Other Contracts. Except as disclosed in Schedule 3(o), the Company (i) has no outstanding Indebtedness (as defined below), (ii) is not a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would result in a Material Adverse Effect, (iii) is not in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iv) is not a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company's officers, has or is expected to have a Material Adverse Effect. Schedule 3(p) provides a detailed description of the material terms of any such outstanding Indebtedness. For purposes of this Agreement: (x) "Indebtedness" of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services including (without limitation) "Capital Leases" in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(p) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, the Common Stock or any of the or any of the Company's officers or directors, except as set forth in Schedule 3(p).

(q) Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company is engaged. The Company has not, within the past two (2) years, been refused any insurance coverage sought or applied for.

(r)Employee Relations.

(i) The Company is not a party to any collective bargaining agreement and does not employ any member of a union. Except as disclosed in Schedule 3(r), no executive officer of the Company (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company. No executive officer of the Company, to the knowledge of the Company, is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company to any liability with respect to any of the foregoing matters.

(ii) The Company is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(s) Title. Except as disclosed in Schedule 3(s), the Company has good and marketable title in fee simple to all real property owned by it and good and marketable title to all personal property owned by it which is, in each case, material to the business of the Company, free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company. Any real property and facilities held under lease by the Company is held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and facilities by the Company.

(t) Intellectual Property Rights. The Company owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights necessary to conduct its business as now conducted and as proposed to be conducted ("Intellectual Property Rights"), provided, that the representation in this sentence shall not apply to mechanical publishing rights. Except as set forth in Schedule 3(t), none of the Company's Intellectual Property Rights have expired or terminated, or are expected to expire or terminate, within three years from the date of this Agreement. The Company does not have any knowledge of any infringement by the Company of Intellectual Property Rights of others. There is no claim, action or proceeding being made or brought or, to the knowledge of the Company, being threatened, against the Company regarding its Intellectual Property Rights. The Company (x) is unaware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceeding, except as set forth in the proviso to the first sentence of this Section and (y) has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights.

(u) Environmental Laws. The Company (i) is in compliance with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its respective businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(v) Investment Company. The Company is not, and is not an Affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(w) Tax Status. Except as disclosed on Schedule 3(w), the Company (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as disclosed on Schedule 3(w), there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. Except as disclosed on Schedule 3(w), no liens have been filed and no claims are being asserted by or against the Company with respect to any taxes (other than liens for taxes not yet due and payable). The Company has not received notice of assessment or proposed assessment of any taxes of a material amount claimed to be owed by it or any other Person on its behalf. Except as disclosed on Schedule 3(w), the Company is not a party to any tax sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect. Except as disclosed on Schedule 3(w), the Company has complied in all material respects with all applicable legal requirements relating to the payment and withholding of taxes and, within the time and in the manner prescribed by law, has withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required.

(x) Ranking of Notes. Except as set forth on Schedule 3(x), no Indebtedness of the Company is senior to or ranks pari passu with the Notes in right of payment, whether with respect of payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise.

(y) Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to each Buyer hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(z) U.S. Real Property Holding Corporation. The Company is not, nor has ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Buyer's request.

4.COVENANTS.

(a) Best Efforts. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

(b) Form D and Blue Sky. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States, whether before or after the Closing Date.

(c) Reporting Status. After the date on which the Company is required to file periodic reports with the SEC pursuant to the 1934 Act and until the date on which the Holders shall have sold a sufficient number of shares such that, collectively, they own less than 5% of the total outstanding shares of common stock of the Company (the "Reporting Period"), the Company shall file all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents") and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

(d) Use of Proceeds. The Company will use the proceeds from the sale of the Securities as set forth on Schedule 4(d).

(e) Transfer Agent Instructions. The Company shall file a Form 10SB (or similar form) within 45 days following the Closing and shall use its best efforts to have it declared effective as soon as possible. Upon the earlier of effectiveness of such Form 1 0SB or sixty (60) days following its filing with the SEC, the Company shall employ the services of Continental Stock Transfer and Trust Co. as its designated transfer agent (“Transfer Agent”) and execute and cause it to execute the Irrevocable Transfer Agent Instructions in substantially similar form to Exhibit E, attached hereto.

(f) [ Reserved. ]

(g) Fees. The Company shall pay (i) to Gottbetter & Partners, LLP (“G&P”), an hourly fee for the preparation of the Transaction Documents; (ii) to G&P, $5,000 plus its usual hourly rates for serving as escrow agent, and (iii) to Gottbetter Capital Finance, LLC., $10,000 for serving as Collateral Agent, all plus reasonable expenses which shall be withheld by such Buyer from its Purchase Price at the Closing. The Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, consultancy fees or broker's commissions (other than for Persons engaged by any Buyer) relating to or arising out of the transactions contemplated by the Transaction Documents including, without limitation, any fees or commission payable to the Consultant. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorney's fees and out-of-pocket expenses) arising in connection with any claim against a Buyer relating to any such payment. Except as otherwise set forth in the Transaction Documents, each party to this Agreement shall bear its own expenses in connection with the sale of the Securities to the Buyers.

(h) Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by a Buyer in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Buyer effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation, Section 2(f) hereof; provided that a Buyer and its pledgee shall be required to comply with the provisions of Section 2(f) hereof in order to effect a sale, transfer or assignment of Securities to such pledgee. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by a Buyer.

(i) [ Reserved. ]

(j) Restriction on Redemption and Cash Dividends. So long as any Notes are outstanding, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, the Common Stock without the prior express written consent of the Required Holders (as defined in the Notes).

(k) Additional Notes; Variable Securities; Dilutive Issuances. So long as any Buyer beneficially owns any Securities, the Company will not issue any Notes (other than as contemplated hereby) and the Company shall not issue any other securities that would cause a breach or default under the Notes. For so long as any Notes remain outstanding, the Company shall not, in any manner, issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or other securities directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Exchange Price (as defined in the Notes) with respect to the Common Stock into which any Note is exchangeable. For so long as any Notes remain outstanding, the Company shall not, in any manner, enter into or affect any Dilutive Issuance (as defined in the Notes) if the effect of such Dilutive Issuance is to cause the Company to be required to issue upon exchange of any Note any shares of Common Stock in excess of that number of shares of Common Stock which the Company has authorized and reserved for purposes of such exchanges or exercises or which the Company may issue upon exchange of the Notes.

(l) Corporate Existence. So long as any Buyer beneficially owns any Securities, the Company shall not be party to any Fundamental Transaction (as defined in the Notes) unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Notes.

(m) Reservation of Shares. So long as any Buyer owns any Securities, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 200% of the number of shares of Common Stock issuable upon exchange of all of the Notes then outstanding (without taking into account any limitations on the exchange of the Notes).

(n) [ Reserved. ]

(o) Additional Issuances of Securities.

(i) For purposes of this Section 4(o), the following definitions shall apply.

(1) "Convertible Securities" means any stock or securities (other than Options) convertible into or exercisable or exchangeable for shares of Common Stock.

(2) "Options" means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(3) "Common Stock Equivalents" means, collectively, Options and

Convertible Securities.

(ii) From the date hereof until the date that is one year after the Company is required to file reports with the SEC (the "Trigger Date"), and except with respect to any transaction described in Schedule 4(o) or with respect to any issuance to an officer, director or employee pursuant to an employee or director stock incentive plan or with respect to an issuance of Excluded Securities (as defined in the Notes), the Company will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock or Common Stock Equivalents (any such offer, sale, grant, disposition or announcement being referred to as a "Subsequent Placement"), unless the Company shall have complied with Section 4(o)(iii).

(iii) Prior to the Trigger Date, the Company will not, directly or indirectly, effect any Subsequent Placement unless the Company shall have first complied with this Section 4(o)(iii).

(1) The Company shall deliver to each Buyer who still holds Notes a written notice (the "Offer Notice") of any proposed or intended issuance or sale or exchange (the "Offer") of the securities being offered (the "Offered Securities") in a Subsequent Placement, which Offer Notice shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with such Buyers all of the Offered Securities, allocated among such Buyers (a) based on such Buyer's pro rata portion of the aggregate principal amount of Notes purchased hereunder (the "Basic Amount"), and (b) with respect to each Buyer that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other Buyers as such Buyer shall indicate it will purchase or acquire should the other Buyers subscribe for less than their Basic Amounts (the "Undersubscription Amount").

(2) To accept an Offer, in whole or in part, such Buyer must deliver a written notice to the Company prior to the end of the tenth (10th) day after such Buyer's receipt of the Offer Notice (the "Offer Period"), setting forth the portion of such Buyer's Basic Amount that such Buyer elects to purchase and, if such Buyer shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that such Buyer elects to purchase (in either case, the "Notice of Acceptance"). If the Basic Amounts subscribed for by all Buyers are less than the total of all of the Basic Amounts, then each Buyer who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for (the "Available Undersubscription Amount"), each Buyer who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Basic Amount of such Buyer bears to the total Basic Amounts of all Buyers that have subscribed for Undersubscription Amounts, subject to rounding by the Company to the extent its deems reasonably necessary.

(3) The Company shall have thirty (30) Business Days from the expiration of the Offer Period above to offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Buyers (the "Refused Securities"), but only to the offerees described in the Offer Notice (if so described therein) or any investor introduced to the Company by a placement agent described in the Offer Notice and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring person or persons or less favorable to the Company than those set forth in the Offer Notice.

(4) In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 4(o)(iii)(3) above), then each Buyer may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that such Buyer elected to purchase pursuant to Section 4(o)(iii)(2) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Buyers pursuant to Section 4(o)(iii)(3) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Buyer so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Buyers in accordance with Section 4(o)(iii)(1) above.

(5) Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Buyers shall acquire from the Company, and the Company shall issue to the Buyers, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 4(o)(iii)(3) above if the Buyers have so elected, upon the terms and conditions specified in the Offer Notice. The purchase by the Buyers of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Buyers of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Buyers and their respective counsel and to the Company and its counsel.

(6) Any Offered Securities not acquired by the Buyers or other persons in accordance with Section 4(o)(iii)(3) above may not be issued, sold or exchanged until they are again offered to the Buyers under the procedures specified in this Agreement.

(iv) The restrictions contained in subsections (ii) and (iii) of this Section 4(o) shall not apply in connection with the issuance of any Excluded Securities (as defined in the Notes).

(p) Additional Registration Statements. Until the Effective Date (as defined in the Registration Rights Agreement), the Company will not file a registration statement under the 1933 Act relating to securities that are not the Securities.

(q) No Short Position. For so long as the Notes remain outstanding, none of the

Buyers or any of its Affiliates shall have an open short position in the Common Stock.

(r) [reserved]

(s) Transactions With Affiliates. So long as any Note is outstanding, the Company shall not enter into, amend, modify or supplement any agreement, transaction, commitment, or arrangement with any of its officers, directors, persons who were officers or directors as of the Issue Date, stockholders who beneficially own five percent (5%) or more of the Common Stock, or Affiliates (as defined below), or with any individual related by blood, marriage, or adoption to any such individual or with any entity in which any such entity or individual owns a five percent (5%) or more beneficial interest (each a "Related Party"), except (a) for customary employment arrangements and benefit programs on reasonable terms, or (b) relating to the transactions described in Schedule 4(s). For purposes of this Section 4(s) only, "Affiliate" means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a ten percent (10%) or more equity interest in that person or entity, (ii) has ten percent (10%) or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity. "Control" or "controls" for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

(t) Collateral Agent.

(i) Each Buyer hereby (a) appoints Gottbetter Capital Finance, LLC as the collateral agent hereunder and under the other Security Documents (in such capacity, the “Collateral Agent”), and (b) authorizes the Collateral Agent (and its officers, directors, employees and agents) to take such action on such Buyer’s behalf in accordance with the terms hereof and thereof. The Collateral Agent shall not have, by reason hereof or any of the other Security Documents, a fiduciary relationship in respect of any Buyer. Neither the Collateral Agent nor any of its officers, directors, employees and agents shall have any liability to any Buyer for any action taken or omitted to be taken in connection hereof or any other Security Document except to the extent caused by its own gross negligence or willful misconduct, and each Buyer agrees to defend, protect, indemnify and hold harmless the Collateral Agent and all of its officers, directors, employees and agents (collectively, the “Collateral Agent Indemnitees”) from and against any losses, damages, liabilities, obligations, penalties, actions, judgments, suits, fees, costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Collateral Agent Indemnitee, whether direct, indirect or consequential, arising from or in connection with the performance by such Collateral Agent Indemnitee of the duties and obligations of Collateral Agent pursuant hereto or any of the Security Documents.

(ii) The Collateral Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Transaction Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

(iii) The Collateral Agent may resign from the performance of all its functions and duties hereunder and under the Notes and the Security Documents at any time by giving at least ten (10) Business Days prior written notice to the Company and each holder of the Notes. Such resignation shall take effect upon the acceptance by a successor Collateral Agent of appointment as provided below. Upon any such notice of resignation, the holders of a majority of the outstanding principal under the Notes shall appoint a successor Collateral Agent. Upon the acceptance of the appointment as Collateral Agent, such successor Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement, the Notes and the other Security Documents. After any Collateral Agent’s resignation hereunder, the provisions of this Section 4(t) shall inure to its benefit. If a successor Collateral Agent shall not have been so appointed within said ten (10) Business Day period, the retiring Collateral Agent shall then appoint a successor Collateral Agent who shall serve until such time, if any, as the holders of a majority of the outstanding principal under the Notes appoint a successor Collateral Agent as provided above.

(u) Appointment of Directors. So long as any of the Notes remain outstanding or the original purchasers of the Notes beneficially own at least 5% of the Common Stock of the Company, calculated in accordance with Section 13(d) of the 1934 Act and Regulation 13D-G thereunder, the Required Holders (as defined in the Notes) shall have the right to nominate two individuals to the Company’s Board of Directors, the initial nominees being Scott A. Stagg and Amir Khan. The Company shall use its best efforts to cause such nominees to be elected to the Board of Directors of the Company. Such nominees agree to resign as directors when none of the Notes remain outstanding and the original purchasers of the Notes beneficially own less than 5% of the Common Stock of the Company calculated in accordance with Section 13(d) of the 1934 Act and Regulation 13D-G thereunder.

(v) Proxy and Voting. Buyers agree that in connection with meetings of stockholders, they shall grant the Company a proxy, on a pro rata basis based upon the total number of shares owned, to vote any shares owned by them in excess of 20%, collectively, of the total outstanding shares of voting stock of the Company.

5. [ Reserved. ]

6. CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Notes to each Buyer and to otherwise cause the transactions contemplated by this Agreement to be consummated is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

(i) Such Buyer and each other Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(ii) Such Buyer and each other Buyer shall have delivered to the Company the Purchase Price less any amount withheld in satisfaction of the Company's obligations pursuant to Section 4(g) for the Notes being purchased by such Buyer at the Closing or Subsequent Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(iii) The representations and warranties of each Buyer shall be true and correct with respect to those matters that are qualified by material adverse effect or by any other materiality standard and shall be true and correct in all material respects with respect to all matters that are not so qualified, in each case as of the date hereof and as of the Closing Date as though made at that time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct or true and correct in all material respects, as applicable, as of such earlier date), and each Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

(iv) The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities.

(v) No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transaction contemplated by this Agreement shall have been issued by any court of competent jurisdiction or other government body and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the transactions contemplated hereby that makes the consummation of such transactions illegal.

(vi) Each Buyer shall have delivered to the Company such other documents relating to the transactions contemplated by this Agreement as the Company or its counsel may reasonably request.

7. CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE.

The obligation of each Buyer hereunder to purchase the Notes at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(i) The Company shall have executed and delivered to such Buyer (A) each of the Transaction Documents and (B) the Notes (in such principal amounts as such Buyer shall request) being purchased by such Buyer at the Closing pursuant to this Agreement;

(ii) The Company shall have delivered to such Buyer a certificate, executed by the Corporate Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions consistent with Section 3(b), including the election of Scott A. Stagg and Amir Khan to the Board of Directors of the Company in a form reasonably acceptable to such Buyer, (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at the Closing, in the form attached hereto as Exhibit F.

(iii) The representations and warranties of the Company shall be true and correct in all material respects (other than representations and warranties that are already qualified by materiality or Material Adverse Effect which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Such Buyer shall have received a certificate, executed by the Corporate Secretary of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer.

(iv) The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities.

(vii) The following persons shall have pledged and delivered the following number of shares of Common Stock or shares convertible into Common Stock as existing on or before February 14, 2007 to Gottbetter Capital Finance, LLC, as collateral agent under one Pledge Agreement:

Julie Ackerman	120,000
John Boehmer	120,000
Bob Gordon	50,000
Orville Hagler	200,000
Christopher LoPresti	150,000
Joseph T. Mohen	3,381,000

(viii) Prior to Closing, the Company shall have delivered or caused to be delivered to each Buyer (A) true copies of UCC search results, listing all effective financing statements which name the Company as debtor filed in the prior five years to perfect an interest in any assets thereof, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Buyers, shall cover any Collateral (as defined in the Security

Documents) and the results of searches for any tax lien and judgment lien filed against the Company or its property, which results, except as otherwise agreed to in writing by the Buyers, shall not show any such Liens (as defined in the Security Documents).

8. TERMINATION.

This Agreement may be terminated prior to the Closing Date by mutual written consent of the Company and each Buyer. If this Agreement is terminated pursuant to this Section 8, the Company shall remain obligated to reimburse the non-breaching Buyers for the expenses described in Section 4(g) above.

9. MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e) Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Buyers, the Company, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Required Holders, and any amendment to this Agreement made in conformity with the provisions of this Section 9(e) shall be binding on all Buyers and holders of securities, as applicable. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the applicable Securities then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents, holders of Notes. The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:
Mohen, Inc. d/b/a Spiral Frog
95 Morton Street
Ground Fl.
New York, NY 10014
Attention: Chief Executive Officer
With a copy to:
Gottbetter & Partners, LLP
488 Madison Avenue, New York, NY 10022
Attention: D. Morgan Burkett, Esq.
Telephone: (212) 400-6900
Facsimile: (212) 400-6901

If to a Buyer, to its address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer's representatives as set forth on the Schedule of Buyers

If to the Collateral Agent:
Gottbetter Capital Finance, LLC
488 Madison Avenue 12th Floor
New York, New York 10022
Attention: Jason M. Rimland
Telephone: (212) 400-6990
Facsimile: (212) 400-6999

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Notes. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Required Holders (unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Notes). A Buyer may assign some or all of its rights hereunder without the consent of the Company, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights; provided that such assignee agrees in writing to be bound by all of the provisions contained herein.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i) Survival. Unless this Agreement is terminated under Section 8, (x) the representations and warranties of the Buyers contained in Section 2, (y) the representations and warranties of the Company contained in Section 3, and (z) the covenants and agreements of the parties contained in Sections 4 and 9 shall survive for so long as any of the Notes remain outstanding or the original purchasers of the Notes beneficially own at least 5% of the Common Stock of the Company, calculated in accordance with Section 13(d) of the 1934 Act and Regulation 1 3D-G thereunder. Each Buyer shall be responsible for its own representations, warranties, agreements and covenants hereunder.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) Indemnification. In consideration of each Buyer’s execution and delivery of the Transaction Documents and acquiring the Securities thereunder, and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Buyer and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Person’s agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith, and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, or (iii) the status of such Buyer or holder of the Securities as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 9(k) shall be the same as those set forth in Section 6 of the Registration Rights Agreement.

(l) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m) Remedies. Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Buyers. The Companyt herefore agrees that the Buyers shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(n) Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Buyer exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Buyer may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

(o) Payment Set Aside. To the extent that the Company makes a payment or payments to the Buyers hereunder or pursuant to any of the other Transaction Documents or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(p) Independent Nature of Buyers' Obligations and Rights. The obligations of each Buyer under any Transaction Document are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents and the Company acknowledges that to its knowledge the Buyers are not acting in concert or as a group, and the Company will not assert any such claim, with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Buyer confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

(q) Litigation Expenses. In the event of any judgment of a court or arbitration body on any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein that is not appealed within thirty (30) days of such judgment, the prevailing party in such judgment may recover its reasonable expenses in obtaining such judgment (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), provided that if such prevailing party prevails on several motions in the judgment and does not prevail on others, it shall be in the discretion of a court or arbitration body to determine what percentage of such reasonable expenses the prevailing party is entitled to receive.

[Signature Page Follows]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Purchase Agreement to be duly executed as of the date first written above.

MOHEN, INC.

By:	/s/ Orville Hagler
Orville Hagler
Corporate Secretary

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

_______________________________________
Name:
_______________________________________
Name:
_______________________________________
Name:
_______________________________________
Name:

SCHEDULE OF BUYERS

(1)	(2)	(3)	(4)
			Legal Representative’s
	Address and	Aggregate	Address and
Buyer	Facsimile Number	Purchase Price	Facsimile Number
Golden Den Corp.	RDR Group	50,000
	2000 E. Winston Road
	Anaheim, CA 92806

EXHIBITS

Exhibit A Form of Notes
Exhibit B Registration Rights Agreement
Exhibit C Form of Security Agreement
Exhibit D Form of Pledge Agreement
Exhibit E Irrevocable Transfer Agent Instructions
Exhibit F Form of Resolutions, Articles of Incorporation and By-Laws

SCHEDULES

Schedule 3(a) Qualification
Schedule 3(b) Authorization, Enforcement, Validity
Schedule 3(d) No Conflicts
Schedule 3(e) Consents
Schedule 3(g) Consultant
Schedule 3(j) Financial Statements
Schedule 3(k) Conduct of Business; Regulatory Permits
Schedule 3(m) Transactions with Affiliates
Schedule 3(n) Equity Capitalization
Schedule 3(o) Indebtedness and Other Contracts
Schedule 3(p) Absence of Litigation
Schedule 3(r) Employee Relations
Schedule 3(s) Title
Schedule 3(t) Intellectual Property Rights
Schedule 3(w) Tax Status
Schedule 3(x) Ranking of Notes
Schedule 4(d) Use of Proceeds
Schedule 4(o) Additional Issuances of Securities
Schedule 4(s) Transactions with Affiliates